  Exhibit 11a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the offering statement pursuant to Regulation A of Lighthouse Life Capital, LLC and to the use of our report dated September 11, 2020 on the financial statement of Lighthouse Life Capital, LLC as of July 9, 2020 and to the use of our report dated December 11, 2020 on the combined financial statements of Lighthouse Life Solutions, LLC and Lighthouse Life Direct, LLC as of September 30, 2019 and September 30, 2018.

BBD, LLP

Philadelphia, Pennsylvania
December 18, 2020